EXHIBIT 99.1

LFTD Partners Inc. Reports $0.04 Basic EPS in Q3 2023

JACKSONVILLE, FL / ACCESSWIRE / November 13, 2023 / LFTD Partners Inc. (“LFTD Partners” or the “Company”) (OTCQB: LIFD), the corporate parent of Lifted Made, maker of the award-winning Urb Finest Flowers brand of hemp and psychoactive products, today reported its third quarter 2023 financial results.

Income Statement Highlights – Q3 2023 Compared to Q3 2022

•	Revenue increased 17% to $13,106,280, up from $11,237,277
•	Net income increased 46% to $617,648, up from net income of $423,486
•	Basic earnings per share (“EPS”) increased 33% to $0.04 per share, up from $0.03 per share
•	Diluted EPS increased 33% to $0.04 per share, up from $0.03 per share
•	Basic weighted average shares outstanding for the three months ended September 30, 2023 and 2022 were 14,648,874 and 14,102,578, respectively
•	Diluted weighted average shares outstanding for the three months ended September 30, 2023 and 2022 were 15,356,374 and 15,884,776, respectively

Balance Sheet Highlights – September 30, 2023 Compared to December 31, 2022

•	Cash on hand decreased 13% to $3,081,393, down from $3,530,623
•	Inventory increased 64% to $9,865,202, up from $6,023,967
•	Current assets increased 36% to $18,873,527, up from $13,853,949
•	Current ratio increased to 2.30, from 2.23
•	Working capital increased 40% to $10,676,438, up from $7,643,816
•	No debt as of September 30, 2023

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners and Founder and CEO of Lifted Made, said, “Our flagship brand Urb has continued to be an industry leader, showing consistent sell through and customer loyalty regardless of shifts in the marketplace. Our investments in infrastructure to increase capacity has allowed us to branch into exciting collaborations with trending brands across the nation to bring more exposure to hemp derived cannabinoids, further broadening our reach. We have geared up to finish the year strong and enter into 2024 with great momentum and position ourselves to take advantage of new opportunities inside and outside the industry.”

Gerard M. Jacobs, Chairman and CEO of LFTD Partners, said, “Despite a chaotic industry and an uncertain regulatory backdrop, LFTD Partners has continued to operate profitably, participating directly in the hemp-derived products industry, and finding attractive ways to participate indirectly in the marijuana industry.”

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Earnings Conference Call and Webcast Information

LFTD Partners plans to hold a third quarter 2023 earnings conference call and webcast today, Monday, November 13, 2023 at 8:30 AM ET.

Participant phone numbers:

Toll Free: 877-545-0320

International: 973-528-0002

Participant Access Code: 916297

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/49466

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

Publicly-traded LFTD Partners Inc., Jacksonville, FL (OTCQB: LIFD) is the parent corporation of Lifted Made, Kenosha, WI and Aztec, NM (www.urb.shop), which manufactures and sells hemp-derived and other psychoactive products under its award-winning Urb Finest Flowers brand. Lifted Made is the worldwide, exclusive manufacturer and seller of Diamond Supply Co. (www.DiamondSupplyCo.com) and Cali Sweets hemp-derived products. Lifted Made is also the exclusive manufacturer and seller of Jeeter (www.Jeeter.com) hemp-derived products in the USA. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com) all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and at www.urb.shop.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

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CONTACTS:

Gerard M. “Gerry” Jacobs

Chairman and CEO of LFTD Partners Inc.

(847) 915-2446

GerardMJacobs@LFTDPartners.com

www.LFTDPartners.com

Nicholas S. “Nick” Warrender, founder and CEO of Lifted Made, and Vice Chairman and COO of LFTD Partners Inc.

(224) 577-8148

CEO@urb.shop

www.urb.shop

William C. “Jake” Jacobs, CPA, President and CFO of LFTD Partners Inc. and President of Lifted Made

(847) 400-7660

JakeJacobs@LFTDPartners.com

www.LFTDPartners.com

SOURCE: LFTD Partners Inc.

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